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Minnesota Mining and Manufacturing Company

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[The following letter was sent by 3M Company to certain institutional holders of 3M common stock beginning April 26, 2004.]

April 23, 2004

Dear Stockholder:

Institutional Shareholder Services (ISS) has informed the Company that they will recommend a “withhold vote” for this year’s nominees, including me. They do not base this recommendation on any problem they have with 3M’s performance, my conduct as CEO, or on the performance of the other nominees. Instead, they base this recommendation solely on their claim that, in the words of their policy, “the board ignored a stockholder proposal [concerning poison pills] that was approved by a majority of the votes cast for two consecutive years.” In fact, not only is the ISS claim untrue, but the ISS position is at odds with the staff of the SEC who explicitly concurred with our position. I wanted to bring this important matter to your attention and set the record straight on the actions taken by the board in response to the majority stockholder vote. Here are the facts:

  In 2002 and again last year, a stockholder submitted similar proposals relating to rights plans, or “poison pills,” notwithstanding the fact that 3M does not have and has never adopted a rights plan. The proposal submitted at the 2003 Annual Meeting of Stockholders requested that the Board of Directors “redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.”
  Following the majority vote on that proposal, 3M’s Board of Directors adopted and reaffirmed the policy originally adopted in 2002 in a Board resolution. Under our policy, 3M will submit any poison pill to a stockholder vote unless the Board, exercising its fiduciary duties under Delaware law, determines that such a submission would not be in the interests of stockholders under the circumstances.
  3M received an opinion from its Delaware counsel that this policy implemented the stockholder proposal to the furthest extent permitted under Delaware law.
  Based on our adoption of this policy, the SEC staff allowed 3M to exclude a similar proposal on poison pills from this year’s proxy statement on the grounds that 3M had “substantially implemented” the stockholder proposal.

Beyond the fact that ISS is both mistaken and at odds with the SEC staff, their proposed remedy – to withhold authority from directors who have done an excellent job – makes no sense in the context of this Company and Board.

I hope you agree, as does the SEC staff, that the Board did not “ignore” the majority vote on the stockholder proposal and that it would be inappropriate under these circumstances for you to withhold authority from the nominees. I would welcome the opportunity to discuss the board’s actions with you.

Sincerely,

/s/   W. James McNerney, Jr.

W. James McNerney, Jr.